Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Windstream Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2013 relating to the financial statements and supplemental schedule, which appears in the Annual Report of Windstream 401(k) Plan on Form 11-K for the year ended December 31, 2012.
/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas
March 5, 2014